CHEMFAB CORPORATION

                           701 Daniel Webster Highway
                         Merrimack, New Hampshire 03054

                  NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS



TO THE SHAREHOLDERS OF CHEMFAB CORPORATION:

         NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of Chemfab Corporation will be held at the Corporation's principal executive office, 701 Daniel Webster Highway, Merrimack, New Hampshire, on Tuesday, October 26, 1999 at 9:00 A.M. (local time) for the following purposes:

(a)      To elect directors of the Corporation; and

         (b) To consider and vote upon a proposal to ratify the adoption and approval of the Corporation's 1999 Stock Option Plan; and

         (c) To consider and vote upon a proposal to ratify the selection by the Board of Directors of the firm of Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending June 30, 2000; and

         (d) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed September 1, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the 1999 Annual Meeting of Shareholders. Accordingly, only shareholders of record at the close of business on September 1, 1999 will be entitled to notice of, and to vote at, such meeting or any adjournments thereof.

                                             By order of the Board of Directors




                                             Thomas C. Platt III
                                             Secretary

September 23, 1999


--------------------------------------------------------------------------------
NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE ACCOMPANYING PROXY. A RETURN ENVELOPE IS ENCLOSED.
--------------------------------------------------------------------------------

                               CHEMFAB CORPORATION
                                 PROXY STATEMENT


         The enclosed proxy is solicited by the Board of Directors of Chemfab Corporation (the "Corporation") for use at the 1999 Annual Meeting of Shareholders on Tuesday, October 26, 1999 and at any adjournments or postponements thereof (the "Meeting").

         The Corporation's principal executive office is located at 701 Daniel Webster Highway, P.O. Box 1137, Merrimack, New Hampshire 03054.

         The cost of soliciting proxies by mail, telephone, telegraph or in person will be borne by the Corporation. The Corporation has retained the services of W.F. Doring & Company, a proxy solicitation firm based in New Jersey, to whom the Corporation will pay a fee of $1,500 plus reimbursement for mailing and out-of-pocket expenses. In addition to solicitation by mail, the Corporation will reimburse brokerage houses and other nominees for their expenses incurred in sending proxies and proxy material to the beneficial owners of shares held by them.

         You may revoke your proxy at any time prior to its use by giving written notice to the Secretary of the Corporation, by executing a revised proxy at a later date or by attending the Meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting in accordance with the specifications made by you thereon or, in the absence of such specifications, (i) in favor of the election of the nominees for directors listed herein, (ii) in favor of the proposals to adopt and approve of the Corporation's 1999 Stock Option Plan, and to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 2000, and
(iv) with respect to any other business which may properly come before the meeting, in the discretion of the named proxies. If, in a proxy submitted on your behalf by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to one or more proposals, then your proxy will not be counted as present at the meeting with respect to such proposals. Proxies submitted with abstentions as to one or more proposals will be counted as present for purposes of establishing a quorum for such proposals.

         All holders of record of the common stock, par value $0.10 per share, of the Corporation (the "Common Stock") at the close of business on September 1, 1999, will be eligible to vote at the Meeting. Each share is entitled to one vote. As of September 1, 1999, the Corporation had outstanding 7,686,070 shares of Common Stock. The presence, in person or by proxy, of a majority of the issued and outstanding Common Stock will constitute a quorum for the transaction of business at the Meeting. This proxy statement and the enclosed proxy are first being mailed or given to shareholders on or about September 23, 1999.

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth certain information with respect to each person known to the Corporation to be the beneficial owner of more than 5% of the issued and outstanding Common Stock as of August 10, 1999 or other date noted below. As of August 10, 1999, 7,707,320 shares of Common Stock were outstanding.


                                  Amount and Nature of         Percentage of
  Name and Address                Beneficial Ownership     Outstanding Shares of
  of Beneficial Owner               of Common Stock         Common Stock Owned


  Peter B. Cannell &                 938,437 (1)                    12.2%
  Co., Inc.  ("Cannell")
  645 Madison Ave.
  New York, NY  10022


  Dimensional Fund Advisors Inc.       413,150 (2)                  5.4%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA  90401





(1) Based upon information provided to the Corporation by Cannell as of July 31, 1999. Consists entirely of shares of Common Stock of the Corporation owned by investment advisory clients of Cannell, principals of Cannell, and The Peter B. Cannell 401(k) Plan. Cannell disclaims beneficial ownership of all such shares.

(2) Based upon information as of June 30, 1999 provided to the Corporation by Dimensional Fund Advisors Inc. Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over 413,150 shares of Common Stock of the Corporation as of June 30, 1999. All of such shares are owned, in the aggregate, by the Portfolios, and Dimensional disclaims beneficial ownership of such securities.

                              ELECTION OF DIRECTORS

Nominees for Election as Directors

         The Board of Directors has set the number of Board members at seven for the upcoming year. Each director is elected to hold office until the next annual meeting of shareholders, or special meeting in lieu thereof, and until their respective successors are duly elected and qualified. The Board has nominated all of the current members of the Board for reelection. The affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, is required for the election of the members of the Board.

         Unless authority to do so is withheld, the persons named in each proxy (and/or their substitutes) will vote the shares represented thereby "FOR" the election of the director nominees named below. If for any reason any nominee is not a candidate (which is not now expected), a new nominee will be designated by the Board to fill such vacancy, unless the Board of Directors shall reduce the number of directors in accordance with the By-Laws of the Corporation.

Information as to Directors and Nominees for Director

         There is shown below for each director and nominee for director, as reported to the Corporation, the name, age and family relationship, if any, with any other director or officer, the principal occupation and employment over at least the last five years, the position, if any, with the Corporation, the period of service as a director of the Corporation, and certain other directorships held.

        Name            Age        Office Held                 Director Since

Paul M. Cook             75     Director                       March 1976

Warren C. Cook           54     Director                       September 1976

Robert E. McGill, III    68     Director                       October 1995

James E. McGrath         65     Director                       October 1993

Duane C. Montopoli       50     Director                       February 1986

Nicholas Pappas          69     Director and Chairman          May 1991

John W. Verbicky         47     President, Chief               October 1997
                                Executive Officer
                                and Director
------------------------


         PAUL M. COOK has served as Chief Executive Officer and Chairman of the Board of Diva Systems Corporation since June 1995. He served as Chairman of the Board of Directors of SRI International, Menlo Park, California, from December 1993 through July 1999. Mr. Cook also served as Chairman of the Board of Directors of CellNet Data Systems, Inc. (formerly Domestic Automation Company) of San Carlos, California from June 1990 through November 1997 and served as Chief Executive Officer of that company from August 1990 through August 1994. Mr. Cook continues to be a director of SRI International and Sarnoff Corporation. Mr. Cook was a member of the Board of Directors of Raychem Corporation, Menlo Park, California, from the time he founded the company in 1957 through August 1996, and served as Chairman of the Board of Directors from April 1990 through October 1995. Mr. Cook is the uncle of Mr. Warren Cook, also a director of the Corporation.

         WARREN C. COOK assumed his current position as President of JAX Research Systems at The Jackson Laboratory in February 1999. Prior to that he was Senior Vice President and Chief Operating Officer of American Skiing Company. He had held those positions since June 1997 and August 1998, respectively. Between June 1994 and June 1996, Mr. Cook served as Vice President of S.K.I. Ltd. Prior to that time, he served as President, Chief Executive Officer and Chairman of the Board of Sugarloaf Mountain Corporation from April 1986 through June 1996. He also served as Managing Director of Sugarloaf Mountain Corporation from June 1996 through July 1998. Prior to his resignation in June 1986, Mr. Cook was President and Chief Executive Officer of the Corporation. Mr. Cook is the nephew of Mr. Paul Cook, also a director of the Corporation.

         ROBERT E. McGILL, III has been Managing Director of the Berkshires Management Company L.L.C., the general partner of the Berkshires Capital Investors Limited Partnership, since February 1997. From 1989 through December 1994, Mr. McGill served as Executive Vice President - Finance and Administration of The Dexter Corporation, Windsor Locks, Connecticut and also served as a director of The Dexter Corporation from 1983 through April 1995. Prior to his appointment as Executive Vice President, Mr. McGill served as Vice President and Senior Vice President of Finance and Administration from 1975 through 1989. He is currently a member of the Board of Directors of Ravenswood Winery, Inc, Lydell, Inc. Mr. McGill is also a Trustee for Travelers Mutual and Variable Annuity Funds.

         JAMES E. McGRATH, Ph.D., is the Ethyl Chaired and University Distinguished Professor of Chemistry and Director of the National Science
Foundation's Science and Technology Center for High Performance Polymer Adhesives and Composites at Virginia Polytechnic Institute and State University ("VPI"). Prior to his appointment as Director of the Science and Technology Center in February 1989, Dr. McGrath served as Director of the Materials Institute at VPI. Dr. McGrath also held various positions as a research scientist and chemist during his 17 years in private industry with several companies, including Union Carbide and Goodyear Tire and Rubber Co.

         DUANE C. MONTOPOLI is President, Chief Executive Officer and Director of Medical Resources, Inc. which is headquartered in Hackensack, New Jersey. From June 1986 until January 1998, Mr. Montopoli was President and Chief Executive Officer of the Corporation. From December 1983 until January 1990, he was a partner in Oak Grove Ventures, Menlo Park, California. Prior to that time, he was employed by Arthur Young & Company (now Ernst & Young LLP) where he was a general partner from October 1982 through December 1983.

         NICHOLAS PAPPAS, Ph.D., is the retired Vice Chairman of the Board of Directors of Rollins Environmental Services, Inc., Wilmington, Delaware. Prior to his appointment as Vice Chairman, Mr. Pappas served as President and Chief Operating Officer from July 1991 through September 1995. Dr. Pappas was employed by the Du Pont Company in various capacities from 1956 until his retirement in December 1990. Dr. Pappas served as Executive Vice President of Du Pont from 1988 to December 1990, and was Group Vice President - Polymer Products from 1983 to 1988. He is also a director of Yenkin-Majestic Corp. of Dayton, Ohio, Nova Corporation, a Canadian company, Witco Corporation of Greenwich, Connecticut, and Biotraces Inc. of Fairfax, Virginia. In October 1997, the Board of Directors named Dr. Pappas to the newly created position of Chairman of the Board of Directors of the Corporation effective January 1998.

         JOHN W. VERBICKY, Ph.D., is President and Chief Executive Officer of the Corporation. He has held these positions since January 1998. Between March 1996 and January 1998, Dr. Verbicky served as Executive Vice President and Chief Operating Officer of the Corporation. Prior to that time, he served as Vice President - Research & Development from January 1993 to April 1994, and as Vice President - U.S. Business Group from April 1994 to March 1996. From November 1990 until the commencement of his employment with the Corporation, Dr. Verbicky was employed by General Electric ("GE") as manager of the Environmental Technology Laboratory at GE's Research and Development Center. He previously served as manager of the Chemical Synthesis Laboratory after joining GE in 1979.

         As compensation for service as director, each non-employee director receives cash compensation and annual stock option grants. The Corporation pays to each non-employee director $1,000 for every in-person meeting of the Board of Directors attended in person by such director, and $250 for every telephonic meeting of the Board of Directors (or committee thereof) in which such director participates. In addition, pursuant to the Corporation's Third Amended and Restated 1991 Stock Option Plan (the "1991 Plan"), the non-employee directors of the Corporation receive annual automatic grants of options to purchase shares of Common Stock. During fiscal 1999, each of the non-employee directors received an automatic grant of options under the 1991 Plan to purchase 6,000 shares of the Common Stock at fair market value as of the date of grant ($20.50 per share), and such options became fully vested over the course of that fiscal year. The Board of Directors met 10 times last year. Each director attended at least 75% of the aggregate of the total number of such meetings of the Board of Directors and the total number of meetings held by all committees on which he served.

         In addition to his regular compensation as a Director, Dr. Pappas received additional compensation during fiscal 1999 for services rendered as a consultant. Pursuant to an arrangement approved and recommended by the Option/Compensation Committee (with Dr. Pappas absent and not participating), and adopted unanimously by the full Board (with Dr. Pappas absent and not participating), Dr. Pappas earned $40,000 in consulting fees during the 1999 fiscal year. In fiscal year 1998 Dr. Pappas received an award of options under the 1991 Plan to purchase 20,000 shares of the Common Stock at fair market values as of the date of the grant ($21.125 per share), which options vest at the rate of 25% per year, commencing with 25% on October 30, 1997 and 25% on each anniversary for the next three years thereafter.

Committees

         During fiscal 1999, the Audit Committee of the Board of Directors consisted of Mr. Robert McGill, Dr. James McGrath and Mr. Duane C. Montopoli. This committee met two times in fiscal 1999. The functions of the Audit Committee include: (1) making recommendations to the Board of Directors with respect to the engagement of the independent auditors; (2) reviewing the audit plans developed by the independent auditors for the annual audit of the Corporation's books and records and the results of such audit; (3) reviewing the annual financial statements; (4) reviewing the professional services provided by the independent auditors and the auditors' independence; (5) reviewing the adequacy of the Corporation's system of internal controls and the responses to management letters issued by the independent auditors and (6) reviewing any related party contracts brought to its attention.

         During fiscal 1999, the Option/Compensation Committee of the Board of Directors consisted of Mr. Paul M. Cook, Mr. Warren C. Cook, and Dr. Nicholas Pappas. This committee met two times in fiscal 1999. The principal functions of the Option/Compensation Committee are to review and approve salary plans and bonus awards, as well as other forms of compensation, and to administer the Corporation's stock option plans pursuant to the terms of such plans.

         During  fiscal  1999,  the  Environmental,   Health  and  Safety  (EHS)
Committee consisted of Mr. Warren Cook and Drs. Pappas and McGrath. The Committee met twice in fiscal 1999. The principal functions of the EHS Committee are to review and approve the Corporation's safety programs and safety record, and to monitor and make recommendations to the Corporation's management on safety, health, environmental and corporate compliance matters.

Ownership of Equity Securities by Management

         The table below sets forth information as of August 10, 1999, as reported to the Corporation, as to the beneficial ownership of the Common Stock of the Corporation by each director, each nominee for election as a director, and each named executive officer, and by all directors and executive officers as a group.

                                     Amount and Nature of      Percentage of
                                     Beneficial Ownership  Outstanding Shares of
    Name                             of Common Stock (1)     Common Stock Owned
    ----                              -------------------     ------------------

Paul M. Cook (2)...................        295,590                      3.81%
Warren C. Cook (3).................        193,627                      2.49%
Michael P. Cushman(4)..............         21,484                      *
Robert E. McGill, III (5)..........         25,000                      *
James E. McGrath ..................         31,500                      *
Duane C. Montopoli (6).............        174,000                      2.22%
Moosa E. Moosa ....................         48,750                      *
Nicholas Pappas ...................         68,000                      *
Thomas C. Platt III................         23,030                      *
Charles Tilgner III (7)............         25,522                      *
John W. Verbicky ..................        128,250                      1.63%
All directors and executive
officers as a group (12 persons)...      1,072,603                     12.71%


* Indicates less than 1%


(1) Except as set forth in the footnotes below, each stockholder has sole investment and voting power with respect to the shares beneficially owned. Includes options with respect to shares of Common Stock that can be exercised on or before October 9, 1999. Assumes exercise of options covering 54,000 shares for Mr. Paul Cook, 54,000 shares for Mr. Warren Cook, 20,975 shares for Mr. Cushman, 18,000 shares for Mr. McGill, 18,000 shares for Dr. McGrath, 111,500 shares for Mr. Montopoli, 39,250 shares for Mr. Moosa, 58,000 shares for Dr. Pappas, 21,750 shares for Mr. Platt, 22,725 shares for Mr. Tilgner, 107,750 shares for Dr. Verbicky, and 540,450 shares for all directors and executive officers as a group.
(2) Consists of 269,560 shares held by the Paul and Marcia Cook Living Trust, as to which Mr. Cook and his wife share voting and investment power as co-trustees.
(3) Includes 86,300 shares held in trust for the benefit of Mr. Warren Cook's two children, as to which Mr. Cook has no voting or investment power and disclaims beneficial ownership.
(4) Includes 224 shares held by his two children, as to which Mr. Cushman disclaims beneficial ownership.
(5) Includes 7,000 shares held in a trust of which Mr. McGill is a beneficiary and over which Mr. McGill shares voting control.
(6) Includes 4,500 shares held by Mr. Montopoli as custodian for his two children, as to which Mr. Montopoli disclaims beneficial ownership.
(7) Includes 15 shares owned by Mr. Tilgner's wife, as to which Mr. Tilgner disclaims beneficial ownership.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The table below sets forth certain compensation information for the fiscal years ended June 30, 1999, 1998 and 1997 with respect to the Corporation's Chief Executive Officers and those four other executive officers of the Corporation who were the most highly paid for fiscal 1999.

                                     ANNUAL COMPENSATION

NAME AND PRINCIPAL POSITION     YEAR     SALARY($)(1)     BONUS($)

JOHN W. VERBICKY                1999     $245,000               0
 President, Chief Executive     1998     $212,000         $84,500(3)
 Officer and Director           1997     $180,000         $44,000

MOOSA E. MOOSA                  1999     $149,000               0
 Vice President-Finance,        1998     $143,000         $44,000
 Treasurer and Chief            1997     $129,000         $31,500
 Financial Officer

MICHAEL P. CUSHMAN              1999     $142,000               0
 Vice President-Americas        1998     $130,000         $44,000
 Business Group                 1997     $112,000         $16,000

THOMAS C. PLATT III(5)          1999     $133,000               0
 Vice President-General         1998     $115,000         $37,000
 Counsel and Administration

CHARLES TILGNER III             1999     $119,000               0
 Vice President and Director    1998     $115,000         $35,000
 of U.S. Operations & Eng.      1997     $111,000         $25,000

                                          LONG TERM
                                         COMPENSATION
                                           AWARDS         ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR     OPTIONS(#)    COMPENSATION($)(2)

JOHN W. VERBICKY                1999       15,000         $28,947(3)
 President, Chief Executive     1998       80,000         $ 6,562
 Officer and Director           1997            0         $ 1,531

MOOSA E. MOOSA
 Vice President-Finance,        1999       12,000         $ 7,983
 Treasurer and Chief            1998        5,000         $ 2,668
 Financial Officer              1997       45,000         $11,250(4)

MICHAEL P. CUSHMAN              1999       10,000         $ 7,164
 Vice President-Americas        1998        6,000         $ 3,061
 Business Group                 1997       16,000         $   718

THOMAS C. PLATT III(5)          1999        7,000         $ 5,812
 Vice President-General         1998       40,000         $ 1,069
 Counsel and Administration

CHARLES TILGNER III             1999        4,000         $ 3,290
 Vice President and Director    1998        4,000         $ 6,453
 of U.S. Operations & Eng.      1997        5,300         $ 5,881

(1)  Salary includes amounts deferred pursuant to the Corporation's 401(k) Plan.
(2) All Other Compensation includes (i) the Corporation's matching contributions and discretionary payments made by the Corporation under the Corporation's 401(k) Plan and (ii) life insurance premiums paid by the Corporation on behalf of the named executive officer and (iii) travel awards paid in accordance with corporation policy.
(3) Pursuant to the terms of Dr. Verbicky's employment agreement, the Corporation has forgiven $10,000 indebtedness and $4,000 of related interest owed by Dr. Verbicky to the Corporation for fiscal 1999; and the Corporation forgave $10,000 of indebtedness owed by Dr. Verbicky to the Corporation for fiscal 1998.
(4) Pursuant to the terms of Mr. Moosa's employment agreement, the Corporation paid Mr. Moosa a $10,000 signing bonus a the commencement of his employment.
(5)  Mr. Platt joined the Corporation in July 1997.

Option Grants in Last Fiscal Year

         The following table discloses information regarding stock options granted during the fiscal year ended June 30, 1999 pursuant to the Corporation's Third Amended and Restated 1991 Stock Option Plan to the individuals listed in the Summary Compensation Table. In accordance with Securities and Exchange Commission rules, also shown are the hypothetical gains or "option spreads," on a pre-tax basis, that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the options were granted over the full option term of ten (10) years.

                                     Individual Grants
                                        % of Total
                                     Options Granted
                         Options       to Employees        Exercise   Expiration
Name                  Granted(#)(1)     in FY 1999     Price (per sh)    Date
----                  -------------  ----------------  -------------- ----------
John W. Verbicky ..       15,000          6.42%           $21.9375      8/4/08
Moosa E. Moosa ....       12,000          5.14%           $21.9375      8/4/08
Michael P. Cushman        10,000          4.28%           $21.9375      8/4/08
Thomas C. Platt III        7,000          3.00%           $21.9375      8/4/08
Charles Tilgner III        4,000          1.71%           $21.9375      8/4/08


                                 Potential Realizable Value at
                                    Assumed Annual Rates of
                                 Stock Price Appreciation for
                                          Option Term
                      ----------------------------------------------------------
                              0%            5%            10%
                              --            --            ---

John W. Verbicky ..           $0        $206,946        $524,441
Moosa E. Moosa ....           $0        $165,557        $419,553
Michael P. Cushman            $0        $137,964        $349,627
Thomas C. Platt III           $0        $ 96,575        $244,739
Charles Tilgner III           $0        $ 55,186        $139,851

(1) Each option grant is exercisable, cumulatively, in increments of 25% on each of the first four anniversaries of the grant date. Options granted to executive officers provide for accelerated vesting in the event of a change in control of the Corporation.

Aggregated  Option  Exercises  in Last  Fiscal  Year and Fiscal  Year End Option
Values

         The following table sets forth information as to options exercised during the fiscal year ended June 30, 1999, and unexercised options held at the end of such fiscal year, by the individuals listed in the Summary Compensation Table.

                                                       Numbers of Unexercised
                        Shares Acquired      Value      Options at 6/30/99(#)
 Name                   on Exercise(#)   Realized($)  Exercisable/Unexercisable

John W. Verbicky ......      2,500          36,094          98,438/99,562
Moosa E. Moosa ........          0               0          23,750/38,250
Michael P. Cushman ....      8,525          64,955          12,413/23,062
Thomas C. Platt III ...          0               0          10,000/37,000
Charles Tilgner III ...      3,000          21,688          17,900/11,150


                                 Value of Unexercised
                                 In-the Money Options
                                    at 6/30/99 ($)
                             Exercisable/Unexercisable(1)

John W. Verbicky ..               418,739/123,282
Moosa E. Moosa ....                91,406/91,406
Michael P. Cushman                 96,035/35,282
Thomas C. Platt III                     0/0
Charles Tilgner III                98,825/20,528

(1) Value is based on the closing sale price of $18.1875 per share of the Common Stock as of June 30, 1999 (the last trading date during fiscal 1999) minus the exercise price.

Defined Benefit Plan

         The Corporation maintains a defined benefit pension plan (the "Defined Benefit Plan") for its U.S. employees. The following table shows the estimated annual benefit payable at age 65 upon retirement to participants in the Corporation's Defined Benefit Plan at the specified compensation and years-of-service classifications.

                                            Years of Service
                      10                 15                 20            25 and over
               ----------------   ----------------   ----------------   ----------------
               Range of Officer   Range of Officer   Range of Officer   Range of Officer
   Average        Birth Dates        Birth Dates        Birth Dates        Birth Dates
Remuneration*    1960     1935      1960     1935      1960     1935      1960    1935
  $100,000     $ 9,300  $11,600   $14,000  $17,400   $18,600  $23,300   $23,200  $29,100
   125,000      12,800   15,100    19,000   22,700    25,500   30,200    32,000   37,800
   150,000      16,200   18,600    24,400   27,900    32,500   37,200    40,600   46,400
   175,000      19,700   22,100    29,600   33,100    39,400   44,100    49,300   55,100
   200,000      23,200   25,500    34,800   38,300    46,400   51,100    58,000   63,900
   225,000      26,700   29,000    40,000   43,500    53,300   58,000    66,700   72,500
   250,000      30,100   32,500    45,200   48,700    60,300   65,000    75,400   81,200
   275,000      33,600   36,000    50,400   54,000    67,200   72,000    84,000   89,900

* Represents the average annual compensation paid during the sixty (60) months preceding retirement.

         Compensation for purposes of computing retirement benefits under the Defined Benefit Plan includes salary and only those bonuses paid under the Corporation's sales incentive program. For the purpose of computing retirement benefits under the Defined Benefit Plan, compensation for fiscal 1999, reported to the pension trustee in August 1999, for Dr. Verbicky was $244,808, for Mr. Moosa $148,962, for Mr. Cushman was $138,269, for Mr. Platt was $133,269, and for Mr. Tilgner was $119,308.

         Benefits are computed on a straight-life annuity basis and, in general, are payable monthly commencing at age 65. Early retirement is permitted between the ages of 55 and 65, but at a considerably reduced benefit and subject to certain restrictions. Benefits are not subject to any reduction for social security or other offset amounts.

         For the purpose of computing retirement benefits under the Defined Benefit Plan, on June 30, 1999 Mr. Cushman had 21 years of credited service; Mr. Moosa, 3 years; Mr. Platt, 2 years; Mr. Tilgner, 21 years; and Dr. Verbicky, 6 years.

Executive Employment Agreements

         Dr. John Verbicky became the Corporation's President and Chief Executive Officer as of January 2, 1998. Under Dr. Verbicky's current employment agreement with the Corporation (the "Verbicky Employment Agreement"), Dr. Verbicky's annual base salary is subject to annual review and increase by the Board of Directors of the Corporation. Dr. Verbicky is also eligible to participate in the Chemfab Corporate Officer Bonus Plan and may receive an annual cash bonus depending on the Corporation's financial performance for the year. Furthermore, Dr. Verbicky is entitled to fringe benefits under the Verbicky Employment Agreement, including life insurance, health insurance and a company car. (See Option/Compensation Committee Reports.)

         The Verbicky Employment Agreement also provides that Dr. Verbicky's employment with the Corporation may be terminated by either Dr. Verbicky or the Corporation, at any time and for any reason whatsoever, by giving up to ninety
(90) days' written notice of termination. If the Corporation terminates Dr. Verbicky's employment under certain specified circumstances, the Corporation will continue to pay Dr. Verbicky's base salary and fringe benefits for a period of nine (9) months following such termination. These payments would be subject to offset by the amount of any salary or bonus received by Dr. Verbicky from subsequent employment (unless such termination occurs after a sale of the Corporation). The Verbicky Employment Agreement contains similar compensation provisions in the event that Dr. Verbicky's employment with the Corporation terminates as a result of his death or disability, except that, in the case of Dr. Verbicky's disability, the compensation payable by the Corporation to Dr. Verbicky is expected to be funded, in part, from disability insurance coverage maintained by the Corporation.

         The Verbicky Employment Agreement contains provisions for an interest-free loan by the Corporation to Dr. Verbicky in the amount of $50,000, which loan is to be forgiven over a five-year period in equal annual amounts and completely if the Corporation terminates Dr. Verbicky's employment under certain specified circumstances.

         The Corporation also has employment agreements with three other corporate officers, Moosa E. Moosa, Vice President - Finance, Treasurer and Chief Financial Officer; Thomas C. Platt III, Vice President - General Counsel and Administration, and Secretary; and Dennis Filger, Vice President, Business Development and Technology. If the Corporation terminates Mr. Moosa's or Mr. Platt's employment under certain specified circumstances, the Corporation will continue to pay Mr. Moosa's or Mr. Platt's base salary and fringe benefits, as the case maybe, for a period of six (6) months following such termination. If the Corporation terminates Mr. Filger's employment under certain specified circumstances, the Corporation will continue to pay Mr. Filger's base salary and fringe benefits for a period of nine (9) months following such termination. These payments would be subject to offset by the amount of any salary or bonus received by Mr. Moosa, Mr. Platt or Mr. Filger, as the case may be, from subsequent employment (unless such termination occurs after a sale of the Corporation).

                      OPTION/COMPENSATION COMMITTEE REPORT
                        ON EXECUTIVE OFFICER COMPENSATION

Compensation Philosophy and Objectives

         The Corporation's executive officer compensation consists of three primary components: base salary, annual bonuses, and grants of stock options. Each component is intended to further the Corporation's overall compensation philosophy, and to achieve the compensation objectives of the Corporation. The Corporation's compensation philosophy is that executive officer compensation should reflect the value created and protected for shareholders, while furthering the Corporation's short and long-term strategic goals and values by aligning compensation with business objectives and individual performance. Short and long-term compensation should motivate and reward high levels of performance and are geared to attract and retain qualified executive officers.

         The Corporation's executive officer compensation program is based on the following principles and objectives:

         o        Competitive, Fair and Balanced Compensation

         The Corporation is committed to providing an executive officer compensation program that helps attract and retain highly qualified executive officers. To ensure that compensation is competitive, the Corporation compares its compensation practices with those of other companies and compensation for similar positions in the market. The Corporation also seeks to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executive officers inside the Corporation, and strives to achieve a balance between the fixed and variable components, and between the short and long-term components, of each executive officer's compensation.

         o        Performance

         Executive officers are rewarded based upon both corporate and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met. Individual performance is evaluated by reviewing the achievement of specified individual objectives and the degree to which the executive officer contributed to the overall success of the Corporation and the management team.

         In evaluating each executive officer's performance, the Corporation generally follows the process described below:

         o Prior to or shortly after the beginning of each fiscal year, the Corporation's goals and objectives are set through the preparation of the annual plan, which is reviewed with, and ultimately approved by, the full Board of Directors. Dr. Verbicky reports to the Board on the Corporation's progress toward achieving its strategic goals and operating plan throughout the year at quarterly Board meetings and at other times as necessary.

         o In conjunction with the August Board meeting, the Option/Compensation Committee (the "Committee") meets with Dr. Verbicky to review the performance of each executive officer other than Dr. Verbicky during the fiscal year just ended, with particular emphasis on the contribution made toward the attainment of the Corporation's goals and objectives for that year. At that time, Dr. Verbicky makes specific salary, bonus and option award recommendations to the Committee for each executive officer. Based upon all the information available, including the performance of the individual officer and compensation information for individuals holding similar positions in other companies, the Committee makes the final determination of the salary, bonus and option awards for each executive officer.

         o At the same time, the Committee also addresses certain aspects of Dr. Verbicky's compensation. Since his base salary level is set by his Employment Agreement (see "EXECUTIVE COMPENSATION -- Executive Employment Agreement" above), this annual determination by the Committee relates only to his annual salary increase, if any, the discretionary portion of his annual bonus and stock option grants.

Compensation for Fiscal 1999

Salary

         As described above, the Committee sets the base salary for executive officers after reviewing the Chief Executive Officer's recommendations and evaluations of performance, compensation for competitive positions in the market and the historical compensation levels of the executive officers. In Dr. Verbicky's case, this process applies only to any annual increase in his base salary under the Verbicky Employment Agreement. At its August 1998 meeting, the Committee reviewed the salaries of the Corporation's executive officers, including Dr. Verbicky, and the Corporation's financial performance for fiscal year ended June 30, 1998. Based upon this review, the Committee concluded that increases ranging from 3.5% to 13.6% were appropriate for some of the executive officers.

Bonus Awards

         For fiscal 1999, the Corporation's executive officers, including Dr. Verbicky, were eligible to receive bonuses pursuant to the terms of the Chemfab Corporate Officer Bonus Plan (the "Plan"), which was approved by the Committee early in fiscal 1999. Under the terms of the Plan, executive officer bonuses are paid from a bonus pool which is funded based upon a formula tied to the Corporation's consolidated pretax profit for the year. The individual's total bonus opportunity is divided into two components: 60% of the opportunity is tied to the individual's annualized base pay as of July 1, 1998 and 40% is variable based upon an assessment by the Committee of the individual's achievements and contributions to the success of the business during the year.

         Based upon the Corporation's actual pretax profit for fiscal 1999, there was no bonus pool created under the Plan. Consequently, there were no bonuses or other payments made under this plan for fiscal 1999.

Stock Option Grants

         The Committee believes that stock options have been and remain an excellent vehicle for compensating employees. Because the option exercise price for the employee is generally the fair market value of the stock on the date of grant, employees recognize a gain only if the value of the stock increases. Thus, employees with stock options are rewarded for their efforts to improve long-term performance of the Corporation's stock. The size of stock option grants is generally intended by the Committee to reflect the executive officer's position with the Corporation and his other contributions to the Corporation, while at the same time considering his other prior equity holdings in the Corporation and the stock option awards made to other executive officers of the Corporation. Grants to executive officers under the stock option program typically involve a four-year vesting period (subject to accelerated vesting upon a change of control of the Corporation) to encourage key employees to continue in the employ of the Corporation. At its July 1999 meeting, the Compensation Committee granted stock options to the named officers as follows:
Dr. Verbicky, 15,000 shares; Mr. Moosa, 10,000 shares; Mr. Cushman, 8,000 shares; Mr. Platt, 10,000 shares; Mr. Tilgner, 6,000 shares.

Conclusion

         The Committee believes that the total fiscal 1999-related compensation of the Chief Executive Officer and each of the other named officers, as described above, including the stock option grants made in July 1999, is fair, and is well within the range of compensation for executive officers in similar positions at comparable companies.


                                         Option/Compensation Committee


                                         Paul M. Cook
                                         Warren C. Cook
                                         Nicholas Pappas

                              CERTAIN TRANSACTIONS

         The Company's Board of Directors (with Dr. Pappas absent and abstaining) negotiated and, upon recommendation of its Audit Committee, approved entering into a consulting relationship with Dr. Nicholas Pappas, who currently serves as Chairman of the Company's Board of Directors. On October 30, 1997, the Company accordingly entered into a Consulting Agreement with Dr. Pappas to reflect the terms negotiated and approved by the Board. The Consulting Agreement requires that Dr. Pappas provide various on-going strategic consulting services to the Company from and after October 30, 1997. In consideration for these consulting services, Dr. Pappas was awarded a one-time, non-qualified stock option to purchase 20,000 shares of the Company's Common Stock at a price of $21.125 per share (the closing price on the date the Board of Directors approved the Consulting Agreement). This option vests at a rate of 25% per year, commencing with the first 25% on October 30, 1997 and continuing on each anniversary of that date for the ensuing three years. The Consulting Agreement also requires the Company to pay Dr. Pappas $10,000 quarterly with the first payment being made on December 30, 1997. The Consulting Agreement continues in effect, but may be canceled by either party with thirty days notice.

         On  December  1,  1997,  the  Company  entered  into  a  contract  (the
"Contract") for a twelve-month research project with Virginia Polytechnic Institute and State University and Virginia Tech Intellectual Properties ("VPI"). Under the terms of the Contract, the Company paid VPI $60,000 over twelve months to cover facilities and equipment costs and the costs of time and materials for the research services rendered by VPI graduate students supervised by Drs. McGrath and Wilkes (an associate of Dr. McGrath). Under the agreement no compensation or any other consideration was paid to Dr. McGrath or Dr. Wilkes. The Company has the right under the Contract, upon payment of additional consideration, to acquire exclusive license(s) for inventions and other intellectual property conceived (in whole or in part) by VPI from this Contract. Dr. McGrath is the Ethyl Chaired Professor of Chemistry at VPI and serves as a Director of the Company. The Board of Directors (with Dr. McGrath abstaining), upon the recommendation of its Audit Committee, found that the Contract was negotiated at arm's length, and concluded that the Contract with VPI was in the Company's best interests, and approved and ratified its execution. The Contract has expired in accordance with its terms.

         Each of the above transactions was negotiated at arms-length, and the Company believes that each transaction was on terms no less favorable to the Company than could have been obtained at arms-length negotiations with third parties.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors and certain of its officers and persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Common Stock and any changes in such ownership to the Securities and Exchange Commission and the Company. Based on the Company's review of copies of such reports, no untimely reports were made during the fiscal year ended June 30, 1999.


                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         The following graph compares the performance of the Corporation's Common Stock to the Russell 2000 Index and the Dow Jones Specialty Chemicals Index since June 30, 1994. The graph assumes that the value of an investment in the Corporation's Common Stock and each index was $100 at June 30, 1994 and that all dividends were reinvested. The total cumulative return reflected in the graph below in respect of the fiscal year ended June 30, 1994 and June 30, 1995 has been computed based on the closing sale price of the Corporation's Common Stock on June 29 and June 27, respectively, the last trading days of the Corporation's Common Stock in such fiscal years.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

                                        CUMULATIVE TOTAL RETURN
                              --------------------------------------------
                              6/94    6/95    6/96    6/97    6/98    6/99

CHEMFAB CORPORATION    CFA     100     134     175     263     260     227
RUSSELL 2000           IR20    100     120     149     173     206     206
DJ SPECIALTY CHEMICALS ICHS    100     129     142     170     183     202

         *$100 INVESTED ON 6/30/94 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF
          DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

              PROPOSAL TO ADOPT AND APPROVE 1999 STOCK OPTION PLAN

     The Board of Directors will propose at the Meeting that the shareholders adopt and approve the Corporation's 1999 Stock Option Plan. The Corporation has reserved 500,000 shares of its Common Stock for issuance upon exercise of options granted and to be granted pursuant to the 1999 Plan, none of which shares have been issued.

      As of June 30, 1999, the 1991 Plan had only 186,706 shares available for future grants of options.

      In light of the small number of shares available under and the pending expiration of the 1991 Plan in 2001, the Board determined that it would be advisable to adopt a new stock option plan to provide what the Board believes to be the necessary additional availability of shares for option grants.

     The 1999 Plan has been adopted by the Board of Directors: (i) to encourage stock ownership by key employees (as determined by the Committee, as defined below) and directors of, and consultants to, the Corporation and its subsidiaries; and (ii) to provide additional incentive for them to promote the success of the Corporation's business. Participation in the Plan is limited to such key employees, directors and consultants. The 1999 Plan also qualifies as an incentive stock option plan within the meaning of Section 422 of the Internal Revenue Code.

     The provisions of the 1999 Plan are substantially identical to those of the 1991 Plan. The 1999 Plan will be administered by the Option/Compensation Committee (the "Committee") appointed by the Corporation's Board of Directors, to serve at the pleasure of the Board (which may at any time at its discretion take over any or all functions of the Committee under the 1999 Plan other than the granting of options to officers of the Corporation). The committee which administers the 1999 Plan must consist of no fewer than two (2) directors who are not officers or employees of the Corporation ("Nonemployee Directors"). Nonemployee Directors may be granted options under the 1999 Plan only by automatic grant under Section 6 of the Plan ("Automatic Grant"). Only Nonemployee Directors receive Automatic Grants. Automatic Grants occur, as the name implies, automatically by the terms of the 1999 Plan itself in the circumstances described below, and require no action by the Committee or the Board.

     Non-qualified options granted by Automatic Grant have an exercise price equal to the fair market value of the Common Stock on the date of the Automatic Grant. Subject to shareholder ratification of the adoption and approval of the 1999 Plan, options are granted by Automatic Grant in the amounts set forth below (and become exercisable as set forth below) to each Nonemployee Director on the date of (i) his or her initial election to the Board; and (ii) each annual meeting of shareholders (including the Meeting) at which he or she is re-elected:

          1. Each Nonemployee Director elected or re-elected at an annual shareholders meeting (including the Meeting) or special meeting in lieu of annual meeting, or who continues to serve after such meeting, is automatically granted, on the date of such meeting (an "Automatic Grant Date"), an option to purchase 6,000 shares of Common Stock (as appropriately adjusted for capital changes) to vest as follows if the director continues to serve as such:

     o   25% on the Automatic Grant Date

     o 25% on the last day of the fiscal quarter which includes the Automatic Grant Date (unless the Automatic Grant Date is itself the last day of a fiscal quarter, in which case this second 25% portion vests on the last day of the immediately subsequent fiscal quarter)

     o   25% on the last day of each of the next two fiscal quarters

          2. Each Nonemployee Director elected other than at an annual shareholders meeting is automatically granted, on the date of such election, an option to purchase the number shares of Common Stock set forth below (as appropriately adjusted for capital changes) based on the number of quarters remaining in the fiscal year during which he or she was elected, to vest as follows if the director continues to serve as such:

     o If a Nonemployee Director is elected after the annual meeting but on or before December 31, he or she is automatically granted an option to purchase 4,500 shares of Common Stock, 33 1/3% of which vests on each of December 31, March 31 and June 30 of the fiscal year of such director's election.

     o If a Nonemployee Director is elected on or after January 1 but on or before March 31, he or she is automatically granted an option to purchase 3,000 shares of Common Stock, 50% of which vests on each of March 31 and June 30 of the fiscal year of such director's election.

     o If a Nonemployee Director is elected on or after April 1 but on or before June 30, he or she is automatically granted an option to purchase 1,500 shares of Common Stock which vests on June 30 of the fiscal year of such director's election.

          Options other than those granted by Automatic Grant under the 1999 Plan ("non-automatic options") are granted at the times, to the optionees, and in the amounts determined by the Committee. Non-automatic options may be incentive stock options or nonqualified stock options, at the Committee's discretion, but only employees of the Corporation and its subsidiaries are eligible to receive grants of incentive stock options under the 1999 Plan.

          The exercise price of an incentive stock option must not be less than 100% (or 110% with respect to any optionee owning more than 10% of the total combined voting power of all classes of stock of the Corporation) of the fair market value of the Common Stock to any one employee on the date of grant, and the aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive options which first become exercisable in any calendar year may not exceed $100,000. In the case of nonqualified stock options, the exercise price of each such option (other than an option granted by Automatic Grant) is determined by the Committee, and need not be the market value of such stock. The vesting schedule, if any, of each non-automatic option. and its date of termination (which may not be more than ten (10) years after the date of grant), are also established by the Committee at the time of grant, except that the date of termination of any incentive option granted to an optionee who owns more than 10% of the total combined voting power of all classes of the stock of the Corporation may not be more than five (5) years after the date of grant.

      The Federal income tax aspects of incentive stock options and nonqualified stock options are generally as described below. An employee will generally not be taxed at the time of grant or exercise of an incentive stock option, although exercise of an incentive stock option will give rise to an item of tax preference that may result in an alternative minimum tax. If the employee holds the shares acquired upon exercise of an incentive stock option until at least one year after issuance and two years after the option grant, he or she will have long-term capital gain (or loss) based on the difference between the amount realized on the sale or disposition and his or her option price. If these holding periods are not satisfied, then upon disposition (a "disqualifying disposition") of the shares the employee will recognize ordinary income equal, in general, to the excess of the fair market value of the shares at time of exercise over the option price, plus capital gain in respect of any additional appreciation. With respect to a nonqualified stock option, an optionee will not be taxed at the time of grant; upon exercise, however, he or she will generally realize compensation income to the extent the then fair market value of the stock exceeds the option price. The Corporation will generally have a tax deduction to the extent that, and at the time that, an optionee realizes compensation income with respect to an option; in the case of an incentive stock option, this means that the Corporation ordinarily is not entitled to a Federal income tax deduction.

      Options under the 1999 Plan may not be granted later than November 1, 2009. The Board of Directors of the Corporation may, at any earlier time, terminate the 1999 Plan or make such modifications to the 1999 Plan as it shall deem advisable. The Board may not, however, (i) without further approval of the Corporation's shareholders, increase the maximum number of shares available for option under the 1999 Plan, or extend the period during which options may be granted or exercised; or (ii) amend certain provisions of the 1999 Plan, including provisions relating to Automatic Grants, more than once in any six (6) month period. No termination or amendment of the 1999 Plan may, without the consent of each optionee to whom an option under the 1999. Plan shall theretofore have been granted, adversely affect the rights of such optionee under such option.

     As of the date of this proxy statement, no options have been granted under the 1999 Plan. The reported closing price of the Common Stock on the New York Stock Exchange on September 1, 1999 was $17.00 per share.

     Management and the Board of Directors believe that the interests of the Corporation and its shareholders are advanced by the possibility of encouraging stock ownership by key employees and directors of, and consultants to, the Corporation and its subsidiaries, and by providing them with additional incentive to promote the success of the Corporation's business. The affirmative vote of the holders of a majority of the outstanding shares is required to adopt and approve the 1999 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO ADOPT AND APPROVE THE 1999 PLAN, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                      RATIFICATION OF INDEPENDENT AUDITORS

         Based upon the recommendation of its Audit Committee, the Board of Directors has selected the firm of Ernst & Young LLP as the independent auditors of the Corporation for the fiscal year ending June 30, 2000. Ernst & Young LLP (together with one of its predecessor firms, Arthur Young & Company) have acted in such capacity for the Corporation since the 1980 fiscal year. The Board will propose at the Meeting that the shareholders ratify this selection.

         Representatives of Ernst & Young LLP are expected to be present at the Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

         The affirmative vote of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, is required for the ratification of the appointment of Ernst & Young LLP as the Corporation's auditors. If the proposal to ratify the appointment of Ernst & Young LLP is not approved, the Board of Directors will select and appoint an independent accounting firm for the fiscal year ending June 30, 2000 without further shareholder action.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE CORPORATION FOR THE FISCAL YEAR ENDING JUNE 30, 2000, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.


                                  MISCELLANEOUS

Other Matters

         The Board of Directors does not know of any other matters that may be presented at the Meeting, except for routine matters. If other business does properly come before the Meeting, however, the persons named on the accompanying proxy intend to vote on such matters in accordance with their best judgment.


2000 Shareholder Proposals

         In order for shareholder proposals to be presented at the Corporation's 2000 annual meeting of shareholders, such proposals must be received by the Secretary of the Corporation at the Corporation's principal office in Merrimack, New Hampshire not later than May 21, 2000 for inclusion in the proxy statement for that meeting, subject to the applicable rules of the Securities and Exchange Commission. Delivery of such proposals should be by Certified Mail, Return Receipt Requested.

Annual Report on Form 10-K

         The Corporation will provide free of charge to any stockholder from whom a proxy is solicited by means of this proxy statement, upon written request from such stockholder, a copy of the Corporation's Annual Report on Form 10-K (without exhibits) for the fiscal year ended June 30, 1999. Requests for such report should be directed to: Secretary, Chemfab Corporation, 701 Daniel Webster Highway, P.O. Box 1137, Merrimack, New Hampshire 03054.


September 23, 1999